Exhibit 3.1

(As amended through May 21, 2009)

BY-LAWS

OF

BJ’S WHOLESALE CLUB, INC.

SECTION 1. LAW, CERTIFICATE OF INCORPORATION AND BY-LAWS

1.1. These by-laws are subject to the Certificate of Incorporation of the Corporation. In these by-laws, references to law, the Certificate of Incorporation and by-laws mean the law, the provisions of the Certificate of Incorporation of the Corporation and these by-laws as from time to time in effect.

SECTION 2. STOCKHOLDERS

2.1. Annual Meeting. The annual meeting of stockholders shall be held at such date and time as shall be designated by the Board of Directors and stated in the notice of the meeting, at which meeting the stockholders shall elect directors and transact such other business as may be required by law or these by-laws or as may properly come before the meeting.

At any annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the annual meeting ~~(i)~~. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors ~~or (ii) by any stockholder who complies with the procedures set forth below in this paragraph. For business properly to be brought by a stockholder before an annual meeting, the stockholder must~~, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (c) properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of the Corporation, the procedures in Section 3.3 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in proper written form to the secretary of the Corporation in accordance with the procedures set forth in this Section 2.1, (y) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (z) be entitled to vote at such annual meeting.

To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which ~~public announcement~~notice of the date of such annual meeting was mailed or public disclosure of the date of such meeting ~~is first made.~~ was first made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

To be in proper written form, a stockholder’s notice shall set forth in writing: (a) as to each matter the stockholder proposes to bring before the annual meeting~~:~~ (i) a brief description of the business desired be brought before the annual meeting ~~and~~, (ii) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the by-laws, the exact text of the proposed amendment) and (iii) the reasons for conducting such business at the annual meeting; ~~(ii~~and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made (i) the name and address of such stockholder, as they appear on the Corporation’s books, ~~of the stockholder proposing such business; (iii) the person or persons who are the beneficial owner of such shares, if different in any respect from the record owner; (iv~~and of such beneficial owner, (ii) the class and series and number of shares of the Corporation ~~which are~~that are, directly or indirectly, owned, beneficially ~~owned~~or of record, by ~~the~~such stockholder and ~~any other persons referred to in the preceding clause (iii); and (v)~~such beneficial owner, (iii) a description of any material interest of ~~the stockholder or such other persons in such business. The chairman of the~~such stockholder or such beneficial owner and the respective affiliates and associates of, or others acting in concert with, such stockholder or such beneficial owner in such business, (iv) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal, (v) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of the Corporation, (vi) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the business proposed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (or any successor provisions of law) (the “Exchange Act”), and the rules and regulations promulgated thereunder, (vii) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (viii) a representation whether such stockholder and/or such beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies from stockholders in support of such proposal (and such representation shall be included in any such solicitation materials). Not later than 10 days after the record date for the meeting, the information required by Items (a)(iii) and (b)(i)-(vi) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of the record date. Notwithstanding anything in these by-laws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures in this Section 2.1, provided that any stockholder proposal that complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Exchange Act and is to be included in the Corporation’s proxy statement for an annual meeting shall be deemed to comply with the notice requirements of this Section 2.1. A stockholder shall not have complied with this Section 2.1 if the stockholder (or beneficial owner, if any, on whose behalf the proposal is made) solicits or does not solicit, as the case may be, proxies in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Section 2.1.

The chairman of any annual meeting shall~~, if~~ have the ~~facts warrant,~~power and duty to determine ~~that~~whether business was ~~not~~ properly brought before the annual meeting in accordance with the provisions of this Section 2.1 ~~and, if he should so determine, he~~(including whether the stockholder or beneficial owner, if any, on whose behalf the proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s proposal in compliance with the representation with respect thereto required by this Section 2.1), and if the chairman should determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 2.1, the chairman shall so declare to the ~~annual~~ meeting and ~~any~~ such business shall not ~~properly~~be brought before the annual meeting ~~shall not be transacted~~.

Except as otherwise required by law, nothing in this Section 2.1 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any proposal submitted by a stockholder.

Notwithstanding the foregoing provisions of this Section 2.1, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present business, such business shall not be considered, notwithstanding that proxies in respect of such business may have been received by the Corporation. For purposes of this Section 2.1, to be considered a “qualified representative of the stockholder,” a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the annual meeting and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the annual meeting.

For purposes of this Section 2.1, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

2.2. Special Meetings. Subject to the provisions of any series of preferred stock or any other securities of the Corporation with respect to the voting of such series or such other securities, a special meeting of the stockholders may be called only by notice given by the chairman, the president or a majority of the Board of Directors. Only such business as is specified in the notice of a special meeting of stockholders shall come before such meeting. Any such notice shall state the place, date, hour and purposes of the meeting.

2.3. Place of Meeting. All meetings of the stockholders shall be held at such place within or without the State of Delaware as may be determined from time to time by the chairman, the president or the Board of Directors. Any adjourned session of any meeting of the stockholders shall be held at the place designated in the vote of adjournment.

2.4. Notice of Meetings. Except as otherwise provided by law, a written notice of each meeting of stockholders stating the place, day and hour thereof and, in the case of a special meeting, the purposes for which the meeting is called, shall be given not less then ten nor more than 60 days before the meeting, to each stockholder entitled to vote thereat, and to each stockholder who, by law, by the Certificate of Incorporation or by these by-laws, is entitled to notice, by leaving such notice with him or at his residence or usual place of business, or by depositing it in the United States mail, postage prepaid, and addressed to such stockholder at his address as it appears in the records of the Corporation. Such notice shall be given by the secretary, or by an officer or person designated by the Board of Directors, or in the case of a special meeting by the officer calling the meeting or by the Board of Directors, as the case may be. As to any adjourned session of any meeting of stockholders, notice of the adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment was taken except that if the adjournment is for more than 30 days or if after the adjournment a new record date is set for the adjourned session, notice of any such adjourned session of the meeting shall be given in the manner heretofore described. No notice of any meeting of stockholders or any adjourned session thereof need be given to a stockholder if a written waiver of notice, executed before or after the meeting or such adjourned session by such stockholder, is filed with the records of the meeting or if the stockholder attends such meeting without objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders or any adjourned session thereof need be specified in any written waiver of notice.

2.5. Quorum of Stockholders. At any meeting of the stockholders a quorum as to any matter shall consist of a majority of the votes entitled to be cast on the matter, except where a larger quorum is required by law, by the Certificate of Incorporation or by these by-laws. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present. If a quorum is present at an original meeting, a quorum need not be present at an adjourned session of that meeting. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of any such corporation to vote stock held by it in a fiduciary capacity.

2.6. Action by Vote. When a quorum is present at any meeting of stockholders, a majority of the votes properly cast upon any question other than an election of directors shall decide the question, except when a larger vote is required by law, by the Certificate of Incorporation or by these by-laws. Other than in a Contested Election Meeting (as defined below), when a quorum is present, a nominee for director shall be elected to the Board of Directors if the votes cast “for” such nominee’s election exceed the votes cast

“against” such nominee’s election (with “abstentions,” “broker non-votes” and “withheld votes” not counted as a vote “for” or “against” such nominee’s election). In a Contested Election Meeting, when a quorum is present, directors shall be elected by a plurality of the votes cast at such Contested Election Meeting. A meeting of stockholders shall be a “Contested Election Meeting” if there are more persons nominated for election as directors at such meeting than there are directors to be elected at such meeting, determined as of the tenth day preceding the date of the Corporation’s first notice to shareholders of such meeting sent pursuant to Section 2.4 of these by-laws (the “Determination Date”); provided, however, that if in accordance with Section 3.3 of these by-laws stockholders are entitled to nominate persons for election as director for a period of time that ends after the otherwise applicable Determination Date, the Determination Date will instead be as of the end of such period. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

2.7. Proxy Representation. Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting or expressing consent or dissent without a meeting. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such other manner permitted by the General Corporation Law of the State of Delaware) by the stockholder, or by such person’s duly authorized attorney-in-fact. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. The authorization of a proxy may but need not be limited to specified action; provided, however, that if a proxy limits its authorization to a meeting or meetings of stockholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof.

2.8. Inspectors. The Board of Directors or the chairman of the meeting shall appoint one or more inspectors of election and any substitute inspectors to act at the meeting or any adjournment thereof. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.

2.9. List of Stockholders. The secretary shall prepare and make available, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in his name. The stock ledger shall be the only evidence as to who are stockholders entitled to examine such list or to vote in person or by proxy at such meeting.

SECTION 3. BOARD OF DIRECTORS

3.1. Number. Except as otherwise fixed by or pursuant to the Certificate of Incorporation, the number of directors which shall constitute the whole board shall be determined from time to time by vote of a majority of the Board of Directors, provided that the number thereof may not be less than three.

3.2. Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these by-laws, the directors, other than those who may be elected upon specified circumstances by the holders of shares of any series of Preferred Stock or any other securities of the Corporation, shall be classified, with respect to the time for which they severally hold office, into three classes as nearly equal in number as possible: one class whose term expires at the annual meeting of stockholders to be held in calendar 1998, another class whose term expires at the annual meeting of stockholders to be held in calendar 1999 and another class whose term expires at the annual meeting of stockholders to be held in calendar 2000, with each class to hold office until its successors are elected and qualified. The classes (and the membership of each class) shall be initially comprised as provided in the Certificate of Incorporation. If the number of directors is changed by the Board of Directors, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal as possible; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director. At each annual meeting of stockholders, subject to the aforesaid rights of the holders of any Preferred Stock or any other securities of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, with such class to hold office until its successors are elected and qualified. Directors need not be stockholders.

3.3. Notification of Nominations. ~~Subject to the rights of~~Except for (a) any directors entitled to be elected by the holders of ~~any shares of any series of Preferred Stock or any other securities of the Corporation to elect directors upon specified circumstances, nominations for the election of directors may be made by~~Preferred Stock, (b) any directors elected in accordance with Section 3.5 hereof by the Board of Directors to fill a vacancy or newly-created directorship or (c) as otherwise required by applicable law or stock exchange regulation, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 3.3 shall be eligible for election as directors. Nominations for the election of directors at any meeting of stockholders may be made (i) by or at the direction of the Board of Directors or ~~by any stockholder entitled to vote for the election of directors. Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving~~(ii) by any stockholder who (x) has given timely notice thereof in proper written form to the secretary of the Corporation in accordance with the procedures in this Section 3.3, (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting.

To be timely, a stockholder’s notice related to the election of directors at an annual meeting of stockholders must be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which ~~public announcement~~notice of the date of such annual meeting was mailed or public disclosure of the date of such meeting ~~is~~was first made, whichever first occurs. To be timely, a stockholder’s notice ~~of nominations of persons for~~related to the election ~~to the Board of Directors~~of directors at a special meeting of stockholders ~~at which a vacant newly created directorship is to be filled must be delivered to~~, provided that the chairman, the president or a majority of the Board of Directors has determined, in accordance with Section 2.2, that directors shall be elected at such special meeting and provided further that the nomination made by the stockholder is for one of the director positions that the chairman, the president or a majority of the Board of Directors, as the case may be, has determined will be filled at such special meeting, must be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which ~~public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.~~ notice of the date of such special meeting was mailed or public disclosure of the date of such meeting was first made, whichever first occurs. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

To be in proper written form, a stockholder’s notice shall set forth in writing: (a) as to each nominee proposed by such stockholder (i) ~~the name and address of each nominee, (ii) such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (or any successor provisions of law) had each nominee been nominated, or intended to be nominated, by the Board of Directors, and (iii) the consent of each nominee to be named as a nominee and to serve as a director if so elected; and (b) as to the stockholder giving the notice (i) the name and address of, and the class and number of shares of the Corporation held by, the stockholder who intends to make the nomination and~~such person’s name, age, business address and, if known, residence address, (ii) such person’s principal occupation or employment, (iii) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made~~, (ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and~~ and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, (v) such other information regarding such person that must be disclosed as to each nominee in proxy solicitations pursuant to Regulation 14A under the Exchange Act and (vi) the consent of each nominee to be named as a nominee and to serve as a director if so elected; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (iii) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of the Corporation, (v) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (vi) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person ~~or persons specified in the notice, (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder.~~(s) named in its notice and (vii) a representation whether such stockholder and/or such beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials). Not later than 10 days after the record date for the meeting, the information required by Items (a)(i)-(v) and (b)(i)-(v) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of the record date. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the secretary the information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation~~. In the event that a stockholder seeks to nominate one or more directors, the secretary shall appoint one or more inspectors to determine whether a stockholder has complied with this Section 3.3. If the inspectors shall determine that a stockholder has not complied with this Section 3.3, the inspectors shall direct the chairman of the meeting to declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the by-laws, and the chairman shall so declare to the meeting and the defective nomination shall be disregarded.~~ or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines. A stockholder shall not have complied with this Section 3.3 if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 3.3.

The chairman of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 3.3 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 3.3), and if the chairman should determine that a nomination was not made in accordance with the provisions of this Section 3.3, the chairman shall so declare to the meeting and such nomination shall not be brought before the meeting.

Except as otherwise required by law, nothing in this Section 3.3 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director submitted by a stockholder.

Notwithstanding the foregoing provisions of this Section 3.3, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation.

For purposes of this Section 3.3, the terms “qualified representative of the stockholder” and “public disclosure” shall have the same meanings as in Section 2.1.

3.4. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors who shall have and may exercise all the powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these by-laws directed or required to be exercised or done by the stockholders.

3.5. Vacancies. Subject to the rights of the holders of any shares of any series of Preferred Stock or any other securities of the Corporation to elect directors upon specified circumstances, any vacancies on the Board of Directors resulting from death, resignation or removal shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and newly created directorships resulting from any increase in the number of directors shall be filled by the Board of Directors, or if not so filled, by the stockholders at the next annual meeting thereof or at a special meeting called for that purpose in accordance with these by-laws. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. The Board of Directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the Certificate of Incorporation or of these by-laws as to the number of directors required for a quorum or for any vote or other actions.

3.6. Committees. The Board of Directors may (a) designate, change the membership of or terminate the existence of any committee or committees, each committee to consist of one or more of the directors; (b) designate one or more directors as alternate members of any such committee who may replace any absent or disqualified member at any meeting of the committee; and (c) determine the extent to which each such committee shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, including the power to authorize the seal of the Corporation to be affixed to all papers which require it and the power and authority to declare dividends or to authorize the issuance of stock; excepting, however, such powers which by law, by the Certificate of Incorporation or by these by-laws the Board of Directors is prohibited from so delegating. In the absence or disqualification of any member of such committee and his alternate, if any, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the Board or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these by-laws for the conduct of business by the Board of Directors. Each Committee shall keep regular minutes of its meetings and report the same to the Board of Directors upon request.

3.7. Regular Meetings. Regular meetings of the Board of Directors may be held without call or notice at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine; provided, however, that notice of the first regular meeting following any such determination shall be given to absent directors. In addition, regular meetings of the Board of Directors may be held without call or notice immediately after and at the same place as the annual meeting of stockholders.

3.8. Special Meetings. Special meetings of the Board of Directors may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by the chairman, the president or by a majority of the directors, reasonable notice thereof being given to each director by the secretary, the chairman, the president or any one of the directors calling the meeting.

3.9. Notice. It shall be reasonable and sufficient notice to a director to send notice by mail at least 48 hours or by telegram at least 24 hours before the meeting addressed to him at his usual or last known business or residence address or to give notice to him in person or by telephone at least 24 hours before the meeting. Notice of a meeting need not be given to any director if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

3.10. Quorum. Except as may be otherwise provided by law, by the Certificate of Incorporation or by these by-laws, at any meeting of the Board of Directors a majority of the directors then in office shall constitute a quorum; a quorum shall not in any case be less than one-third of the total number of directors constituting the whole Board of Directors. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

3.11. Action by Vote. Except as may be otherwise provided by law, by the Certificate of Incorporation or by these by-laws, when a quorum is present at any meeting the vote of a majority of the directors present shall be the act of the Board of Directors.

3.12. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or a committee thereof may be taken without a meeting if all the members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the records of the meetings of the Board of Directors or of such committee. Such consent shall be treated for all purposes as the act of the Board of Directors or of such committee, as the case may be.

3.13. Participation in Meetings by Conference Telephone. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

3.14. Compensation. In the discretion of the Board of Directors, each director may be paid such fees for his services as director and be reimbursed for his reasonable expenses incurred in the performance of his duties as director as the Board of Directors from time to time may determine. Nothing contained in this Section 3.14 shall be construed to preclude any director from serving the Corporation in any other capacity and receiving reasonable compensation therefor.

SECTION 4. OFFICERS AND AGENTS

4.1. Enumeration; Qualification. The officers of the Corporation shall be a chairman, a president, a treasurer, a secretary and such other officers, if any, as the Board of Directors from time to time may in its discretion elect or appoint including without limitation one or more vice presidents and a controller. The Corporation may also have such agents, if any, as the Board of Directors from time to time may in its discretion choose. Any officer may be but none need be a director or stockholder. Any two or more offices may be held by the same person. Any officer may be required by the Board of Directors to secure the faithful performance of his duties to the Corporation by giving bond in such amount and with sureties or otherwise as the Board of Directors may determine.

4.2. Powers. Subject to law, to the Certificate of Incorporation and to the other provisions of these by-laws, each officer shall have, in addition to the duties and powers herein set forth, such duties and powers as are commonly incident to his office and such additional duties and powers as the Board of Directors may from time to time designate.

4.3. Election. The officers may be elected by the Board of Directors at their first meeting following the annual meeting of the stockholders or at any other time. At any time or from time to time the directors may delegate to any officer their power to elect or appoint any other officer or any agents.

4.4. Tenure. Each officer shall hold office until the first meeting of the Board of Directors following the next annual meeting of the stockholders and until his respective successor is chosen and qualified unless a shorter period shall have been specified by the terms of his election or appointment, or in each case until he sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain his authority at the pleasure of the Board of Directors, or the officer by whom he was appointed or by the officer who then holds agent-appointive power.

4.5. Chairman of the Board of Directors; President and Vice President. The chairman of the board shall participate in matters of planning and policy, both financial and operational. The chairman shall preside at all meetings of the stockholders and of the Board of Directors at which he is present, except that in the absence of the chairman, or at the request of the chairman, the president shall preside. The chairman shall have such other duties and powers as may be designated from time to time by the Board of Directors.

Each vice chairman, if any, shall have such duties and powers as shall be designated from time to time by the Board of Directors.

Unless the Board of Directors otherwise specifies, the president shall be the chief executive officer and shall have direct charge of all business operations of the Corporation and, subject to the control of the Board of Directors, shall have general charge and supervision of the business of the Corporation.

Any vice presidents shall have such duties and powers as shall be set forth in these by-laws or as shall be designated from time to time by the Board of Directors or by the president.

4.6. Chief Financial Officer; Treasurer and Assistant Treasurers. The chief financial officer shall be responsible for execution of all financial policies, plans, procedures and controls of the Company, and the maintenance of books and records with respect thereto, including accounting and treasury functions, internal audit, budgets, borrowings, securities offerings, investments, tax reporting and financial reporting, all subject to the control of the Board of Directors, the president and the chairman. The chief financial officer shall have such other duties and powers as may be designated from time to time by the Board of Directors, the president or the chairman.

The treasurer shall be in charge of the funds and valuable papers of the Company and shall have such other duties and powers as may be designated from time to time by the Board of Directors, by the president or by the chief financial officer. If no controller is elected, the treasurer shall, unless the Board of Directors otherwise specifies, also have the duties and powers of the controller.

Any assistant treasurers shall have such duties and powers as shall be designated from time to time by the Board of Directors, the president or the treasurer.

4.7. Controller and Assistant Controllers. If a controller is elected, he or she shall, unless the Board of Directors otherwise specifies, be the chief accounting officer of the Corporation and be in charge of its books of account and accounting records, and of its accounting procedures. The Controller shall have such other duties and powers as may be designated from time to time by the Board of Directors, the president or the treasurer.

Any assistant controller shall have such duties and powers as shall be designated from time to time by the Board of Directors, the president, the treasurer or the controller.

4.8. Secretary and Assistant Secretaries. The secretary shall record all proceedings of the stockholders, of the Board of Directors and of committees of the Board of Directors in a book or series of books to be kept therefor and shall file therein all actions by written consent of stockholders or directors. In the absence of the secretary from any meeting, an assistant secretary, or if there be none or he is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. Unless a transfer agent has been appointed, the secretary shall keep or cause to be kept the stock and transfer records of the Corporation, which shall contain the names and record addresses of all stockholders and the number of shares registered in the name of each stockholder. He shall have such other duties and powers as may from time to time be designated by the Board of Directors or the president.

Any assistant secretaries shall have such duties and powers as shall be designated from time to time by the Board of Directors, the president or the secretary.

SECTION 5. RESIGNATIONS AND REMOVALS

5.1. Any director or officer may resign at any time by delivering his resignation in writing to the chairman, the president, the secretary or to a meeting of the Board of Directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state. Members of the Board of Directors may be removed only as provided in the Certificate of Incorporation. The Board of Directors may at any time remove any officer either with or without cause. The Board of Directors may at any time terminate or modify the authority of any agent.

SECTION 6. VACANCIES

6.1. If the office of the chairman, the president, the treasurer or the secretary becomes vacant, the Board of Directors may elect a successor by vote of a majority of the directors then in office. If the office of any other officer becomes vacant, any person or body empowered to elect or appoint that officer may choose a successor. Each such successor shall hold office for the unexpired term, and in the case of the president, the treasurer and the secretary, until a successor is chosen and qualified or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Any vacancy of a directorship shall be filled as specified in Section 3.5 of these by-laws.

SECTION 7. CAPITAL STOCK

7.1. Stock Certificates; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Each holder of stock of the Corporation represented by certificates shall be entitled to a certificate stating the number and the class and the designation of the series, if any, of the shares held by such holder that are registered in certificate form. Such certificate shall be in such form as shall, in conformity to law, the Certificate of Incorporation and the by-laws, be prescribed from time to time by the Board of Directors and shall be signed by (i) the chairman or vice chairman, if any, or the president or a vice president and (ii) the treasurer or an assistant treasurer or the secretary or an assistant secretary. Any or all of the signatures on the certificate may be a facsimile. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the time of its issue.

Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to the Delaware General Corporate Law.

7.2. Loss of Certificate. In the case of the alleged theft, loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms, including receipt of a bond sufficient to indemnify the Corporation against any claim on account thereof, as the Board of Directors may prescribe.

SECTION 8. TRANSFER OF SHARES OF STOCK

8.1. Transfer on Books. Shares of stock of the Corporation shall be transferable in the manner prescribed by law and in these by-laws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the Board of Directors or the transfer agent of the Corporation may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these by-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote or to give any consent with respect thereto and to be held liable for such calls and assessments, if any, as may lawfully be made thereon, regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the Corporation. It shall be the duty of each stockholder to notify the Corporation of his post office address.

8.2. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If no such record date is fixed by the Board of Directors, the record date for determining the stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such payment, exercise or other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

8.3 Regulations. The issue, transfer, conversion and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board of Directors may establish.

SECTION 9. CORPORATE SEAL

9.1. Subject to alteration by the Board of Directors, the seal of the Corporation shall consist of a flat-faced circular die with the word “Delaware” and the name of the Corporation cut or engraved thereon, together with such other words, dates or images as may be approved from time to time by the Board of Directors.

SECTION 10. EXECUTION OF PAPERS

10.1. Except as the Board of Directors may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the Corporation shall be signed by the chairman, the president, a vice president or the treasurer.

SECTION 11. FISCAL YEAR

11.1. The fiscal year of the Corporation shall end on the Saturday closest to January 31 of each year.

SECTION 12. AMENDMENTS

12.1. Subject to any special voting requirements contained in the Certificate of Incorporation, these by-laws may be adopted, amended or repealed by vote of a majority of the entire Board of Directors at any meeting thereof. The stockholders shall have the power to amend, alter or repeal any provision of these by-laws only to the extent and in the manner provided in the Certificate of Incorporation.

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